Exhibit 10.20

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (this “JDA”), is dated as of this 15th day of March, 2011 (“Effective Date”), by and between Genomatica, Inc., a Delaware corporation with principal offices located at 10520 Wateridge Circle, San Diego, California 92121 (hereinafter referred to as “Genomatica”), and Tate & Lyle Ingredients Americas, Inc., a Delaware corporation with principal offices located at 2200 East Eldorado Street, Decatur, Illinois 62521 (hereinafter referred to as “T&L”).

RECITALS:

WHEREAS, Genomatica has invented and developed proprietary technology and recombinant microorganisms to produce 1,4-butanediol (“Bio-BDO”);

WHEREAS, T&L possesses expertise in wet milling of corn and other raw materials into sugar and/or starch, in the fermenting of sugar and/or starch, and in the separating and refining of fermentation products into commercial products;

WHEREAS, Genomatica and T&L have evaluated the economic feasibility of a biological route for the manufacture of Bio-BDO;

WHEREAS, Genomatica and T&L mutually desire to join their respective strengths in a relationship for the joint development of a process for producing renewable Bio-BDO from dextrose feedstocks sourced from a T&L facility that may lead to the commercialization of Bio-BDO; and

WHEREAS, each Party recognizes it may be necessary or desirable to grant to the other Party access to certain intellectual property in order to carry out the objectives of this JDA.

NOW THEREFORE, Genomatica and T&L agree to the following terms and conditions:

ARTICLE I

DEFINITIONS

1.1. Previously Defined Terms. Each term defined in the preamble and the Recitals to this JDA shall have the meaning set forth above whenever used herein.

1.2. Definitions. In addition to the terms defined in the preamble and the Recitals of this JDA, the following terms, whenever used herein, shall have the meanings set forth below:

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1.2.1. “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and for this purpose, “control,” “controlled by” and “common control” shall mean the ownership and voting control of more than 50% of the outstanding voting securities or interest in capital or profits of such specified Person, or the right to direct or control the management or affairs of such specified Person by contract or similar arrangement. Should a Person divest an Affiliate or should an Affiliate cease to satisfy this definition, such Affiliate’s rights and obligations under this JDA shall be terminated.

1.2.2. “Background Intellectual Property” shall mean all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained by a Party prior to the Effective Date or outside of the scope of the Joint Development Program and during the term of this JDA, including rights arising in the course of prosecution and maintenance of such Intellectual Property, which such Party discloses or otherwise provides to the other Party for use in the Joint Development Program.

1.2.3. “Bio-BDO Field” shall mean the biological manufacture of Bio-BDO and the marketing and the sale of Bio-BDO, and includes research and development related to the foregoing.

1.2.4. “Bioprocess” shall mean a process using microorganisms for the production of Bio-BDO.

1.2.5. “By-Products” shall mean isolatable compounds or substances, other than Bio-BDO, produced by the Bioprocess.

1.2.6. “Commercial Facility” shall have the meaning set forth in Section 2.1.

1.2.7. “Commercialization Agreement” shall have the meaning set forth in Section 4.2.1.

1.2.8. “Commercialization KPIs” shall have the meaning set forth in Section 3.2(b).

1.2.9. “Commercialization Phase” shall mean activities related to the commercialization of Bio-BDO produced using the Commercial Process in the Territory.

1.2.10. “Commercial Process” shall have the meaning set forth in Section 2.1.

1.2.11. “Confidential Information” shall mean any and all proprietary information and materials, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including without limitation, information related to technical, business, and intellectual property matters, intellectual property including know-how, data, trade secrets, and all documents and other physical materials relating to prototypes, materials, compositions, devices, methods, or procedures related to the research and development,

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manufacture, use or sale of Bio-BDO. Confidential Information of a Party disclosed pursuant to the NDA shall be treated as Confidential Information under this JDA. The T&L Intellectual Property shall be Confidential Information of T&L, and the Genomatica Intellectual Property shall be Confidential Information of Genomatica.

1.2.12. Corn Processing Agreement” shall have the meaning set forth in Section 3.4.

1.2.13. “Damages” shall have the meaning set forth in Section 12.1.

1.2.14. “Demonstration Facility” shall have the meaning set forth in Section 2.1.

1.2.15. “Demonstration Phase” shall have the meaning set forth in Section 2.1.2.

1.2.16. “Demonstration Plan” shall have the meaning set forth in Section 3.1(c).

1.2.17. “Development KPIs” shall have the meaning set forth in Section 3.1(a).

1.2.18. “Development Plan” shall mean the plan for activities to be conducted under the Joint Development Program which is set forth in Schedule 1.2.18, including the deliverables, estimated timelines and budget associated with the Investigative Phase and an initial proposal for the Demonstration Plan, which Demonstration Plan may be amended by the JDC pursuant to Section 3.1(c).

1.2.19. “Election Period” shall have the meaning set forth in Section 4.1.

1.2.20. “Exclusivity Period” shall have the meaning set forth in Section 4.3.

1.2.21. “Facilities” shall mean the Demonstration Facility and the Commercial Facility, collectively.

1.2.22. “Genomatica Confidential Information” shall mean any Confidential Information of Genomatica.

1.2.23. “Genomatica Intellectual Property” shall mean (a) all Background Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by Genomatica, which claims or covers all or part of a Bioprocess, including the components (including Genomatica Microorganisms) used in a Bioprocess, (b) all Process Intellectual Property, and (c) all JDA Intellectual Property owned by Genomatica.

1.2.24. “Genomatica Microorganism(s)” shall mean microorganisms designated by Genomatica and identified in Schedule 1.2.24 (as may be updated by

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Genomatica with written notice to T&L) and which may be supplied by Genomatica during the term of the Joint Development Program.

1.2.25. “Intellectual Property” shall mean all (a) Patent Rights, (b) trademarks, service marks, domain names, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) other proprietary rights relating to any of the foregoing, and (g) copies and tangible embodiments thereof.

1.2.26. “Investigative Phase” shall have the meaning set forth in Section 2.1.1.

1.2.27. “Investigative Phase Plan” shall mean the plan and budget for the Investigative Phase included in the Development Plan.

1.2.28. “JDA Intellectual Property” shall mean all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained solely by a Party or jointly by the Parties in the course of and during the term of the Joint Development Program, including rights arising in the course of prosecution and maintenance of such Intellectual Property, but excluding all Process Intellectual Property.

1.2.29. “Joint Development Committee” shall mean the joint committee established pursuant to Article V.

1.2.30. “Joint Development Program” shall mean the joint program undertaken by the Parties under this JDA as described in Articles II and III.

1.2.31. “Law” shall mean any federal, state, regional, local, or foreign law, constitution, rule, statute, ordinance, regulation, order, code, judgment, charge, writ, injunction, or decree.

1.2.32. “NDA” shall mean the nondisclosure agreement between the Parties dated July 21, 2010.

1.2.33. “Negotiation Period” shall have the meaning set forth in Section 4.2.2.

1.2.34. “Other Equipment” shall have the meaning set forth in Section 7.2.

1.2.35. “Party” shall mean Genomatica or T&L, as the case may be, and “Parties” shall mean Genomatica and T&L.

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1.2.36. “Patent Rights” shall mean any patent application, certificate of invention, application for certificate of invention, priority patent filing or patent (foreign or domestic), including any and all divisionals, continuation (in whole or in part), request for continued examination, reissues, reexaminations, additions, substitution cases, confirmations, registrations, revalidations, revisions, renewals and extensions thereof.

1.2.37. “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

1.2.38. “Polymer-grade” shall refer to the quality of the bio-material meeting the specifications set forth on Schedule 1.2.38.

1.2.39. “Potential Transaction” shall have the meaning set forth in Section 4.3.

1.2.40. “Process Intellectual Property” shall mean all Intellectual Property relating to all or part of a Bioprocess, including any components (including microorganisms) used in a Bioprocess, and/or the basic engineering package for the Demonstration Facility, which Intellectual Property is first conceived, reduced to practice and/or otherwise acquired or obtained solely by a Party or jointly by the Parties in the course of and during the term of the Joint Development Program, including rights arising in the course of prosecution and maintenance of such Intellectual Property. For clarification, Process Intellectual Property excludes all Background Intellectual Property.

1.2.41. “Representatives” shall mean, with respect to any Person, the directors, officers, employees, agents, Affiliates, or other representatives of such specified Person, including, without limitation, financial advisors, consultants, and counsel.

1.2.42. “Services Agreement” shall mean either or both of the Services Agreement (CP) and Services Agreement (DP).

1.2.43. “Services Agreement (CP)” shall have the meaning set forth in Section 3.4.

1.2.44. “Services Agreement (DP)” shall have the meaning set forth in Section 3.1(b).

1.2.45. “Specified Equipment” shall have the meaning set forth in Section 7.2.

1.2.46. “T&L Confidential Information” shall mean any Confidential Information of T&L.

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1.2.47. “T&L Intellectual Property” shall mean (a) all Background Intellectual Property owned or licensed (with the right to grant licenses or sublicenses) by T&L, and (b) all JDA Intellectual Property owned by T&L.

1.2.48. “Term Sheet” shall have the meaning set forth in Section 3.4.

1.2.49. “Territory” shall mean the United States of America.

1.2.50. “Third Party(ies)” shall mean any Person other than Genomatica and its Affiliates or T&L and its Affiliates.

ARTICLE II

JOINT DEVELOPMENT PROGRAM OBJECTIVES

2.1. Objectives. The purpose of the Parties’ relationship under this JDA is to (a) further develop Genomatica’s current Bioprocess at the T&L Decatur, Illinois demonstration plant, Building 119 and certain fermentation lab facilities located at Building 59 (the “Demonstration Facility”), to produce Bio-BDO from dextrose feedstocks sourced from a T&L corn wet-mill facility and (b) develop Genomatica’s current Bioprocess into a continuous or semi-continuous commercial Bioprocess for producing Polymer-grade Bio-BDO from feedstocks from carbohydrate streams from corn grind mills (the “Commercial Process”) at a cash cost below that of BDO produced by other means, which cost is currently estimated at $[…***…] per pound for all production costs including raw materials. The Parties also desire to discuss options to work together to commercialize in the Territory Bio-BDO produced using the Commercial Process and dextrose feedstocks at a commercial manufacturing facility co-located with a T&L-owned corn wet-mill facility in the Territory (the “Commercial Facility”). The Joint Development Program will be conducted in two stages.

2.1.1. Investigative Phase. The objective of the first stage of the Joint Development Program is to test potential commercially viable microbial strains at small scale and identify process steps that have a high probability of being those used in the first commercial scale facility (the “Investigative Phase”). The principal tasks in the Investigative Phase shall consist of those matters set forth in the Development Plan.

2.1.2. Demonstration Phase. The objective of the second stage of the Joint Development Program is to demonstrate the ability to manufacture Polymer-grade Bio-BDO at the projected commercial scale in the 13,000 liter fermenter by the Bioprocess selected in the Investigative Phase (the “Demonstration Phase”). The principal tasks in the Demonstration Phase shall consist of those matters set forth in the Development Plan.

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ARTICLE III

INVESTIGATIVE PHASE; DEMONSTRATION PHASE

3.1. Investigative Phase.

(a) As soon as practicable following the Effective Date, the Parties will commence the Investigative Phase and will conduct the Investigative Phase in accordance with the Investigative Phase Plan. The JDC will determine whether the technical key performance indexes for the Investigative Phase as set forth in the Development Plan (the “Development KPIs”) have been satisfied. The Investigative Phase will end upon the date that the principal tasks in the Investigative Phase (and any other tasks reasonably determined by Genomatica) have been completed, whether or not the Development KPIs have been satisfied.

(b) Concurrently with the execution of this JDA, T&L and Genomatica are entering into a services agreement (the “Services Agreement (DP)”) for services to be provided by T&L during the Demonstration Phase.

(c) During the Investigative Phase, the JDC will jointly develop and approve a plan, based upon the draft plan included in the Development Plan, detailing the deliverables (including the Genomatica deliverables and the T&L deliverables, as described in Section 3.3), the estimated timelines and a budget associated with […***…] (the “Demonstration Plan”). Any amendments to the Demonstration Plan will be subject to approval of the JDC.

(d) During the Investigative Phase, each of Genomatica and T&L will bear 50% of the costs and expenses in the categories set forth in the Development Plan incurred by either Party in the performance of the activities under the Development Plan, which costs and expenses do not exceed the budget as set forth in the Development Plan by more than […***…]% unless otherwise approved by the JDC. On a monthly basis, within […***…] after the end of each month during the Investigative Phase, T&L will provide a written report to Genomatica setting forth in reasonable detail such costs and expenses incurred by T&L for such month (together with the evidence supporting such costs and expenses). Within […***…] after receipt of such report from T&L, Genomatica shall provide T&L (i) a written reconciliation report, showing such costs and expenses incurred by each Party during such month and the amount payable by Genomatica to T&L (or if applicable, by T&L to Genomatica), and (ii) payment to T&L (or an invoice for the amount payable to Genomatica, if applicable), so that each Party bears 50% of such costs and expenses as provided in this Section 3.1(d).

3.2. Demonstration Phase.

(a) Upon completion of the Investigative Phase, Genomatica may elect to initiate the Demonstration Phase and commence activities under the

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Demonstration Plan by providing written notice to T&L. During the Demonstration Phase, the responsibility of the Parties for costs and expenses will be as set forth in the Services Agreement (DP). Without the approval of the JDC, neither Party will incur any capital expenditures in the performance of the Demonstration Phase except as expressly set forth in the Development Plan; provided that a Party may incur capital expenditures not set forth in the Development Plan at its own expense, subject to reimbursement as may be set forth in the Commercialization Agreement if T&L and Genomatica enter into the Commercialization Agreement.

(b) Genomatica will bear all expenses it incurs in connection with performance of the Demonstration Phase unless and until T&L and Genomatica enter into a Commercialization Agreement, in which event T&L will reimburse Genomatica for expenses as set forth in the Commercialization Agreement. The JDC will determine whether the technical and commercial key performance indexes for the Demonstration Phase as set forth in the Development Plan (the “Commercialization KPIs”) have been satisfied. The Demonstration Phase will continue until the date that the principal tasks in the Demonstration Phase (and any other tasks reasonably determined by Genomatica) have been completed, whether or not the Commercialization KPIs have been satisfied.

3.3. Deliverables.

3.3.1. Genomatica Deliverables.

(a) During the Investigative Phase, Genomatica will be responsible for (i) developing for the Demonstration Facility […***…], which will be subject to review by T&L through the JDC and will comply with safety and environmental standards required for activities conducted at the Demonstration Facility, and (ii) completing […***…] the Demonstration Facility, in each case subject to having sufficient data regarding the Demonstration Facility to enable such activities.

(b) During the Demonstration Phase, Genomatica will be responsible for developing a Commercial Process based upon […***…], and which will be subject to review by T&L through the JDC and will comply with safety and environmental standards required for activities conducted at the Commercial Facility, subject to having sufficient data regarding the Commercial Facility to enable such activities.

3.3.2. T&L Deliverables.

(a) During the Investigative Phase, T&L will be responsible for developing […***…].

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[…***…].

(b) During the Demonstration Phase, T&L will be responsible for the following pursuant to the Services Agreement (DP):

(i) providing dextrose;

(ii) providing manufacturing expertise and experience to the Bio-BDO process; and

(iii) providing product support services including analytical, QA, QC and product storage.

In addition, during the Demonstration Phase, T&L will be responsible for […***…] to Genomatica.

3.3.3. Joint Deliverables. The Parties will be jointly responsible for the following deliverables under the Demonstration Plan:

(a) jointly developing […***…] that is acceptable to both Parties; and

(b) coordinating any external communications regarding the Demonstration Plan.

3.4. Discussion of Potential Commercialization Structure Options. During the Demonstration Phase, the Parties will discuss options to work together to commercialize Bio-BDO in the Territory using the Commercial Process at the Commercial Facility and will negotiate in good faith an agreed term sheet that specifies the commercial structure (“Term Sheet”). Among other possibilities for commercial structure, the Parties may form (a) a commercial joint venture to build and operate commercial manufacturing facilities, which joint venture may be structured as […***…] pursuant to a corn processing agreement in substantially the form attached hereto as Schedule 3.4 (the “Corn Processing Agreement”). The Services Agreement (CP) would become effective at such time as Genomatica provides T&L with written notice pursuant to Section 4.1 that Genomatica is electing to initiate the Commercialization Phase; provided, that T&L shall not be required to enter into the Services Agreement (CP) if Genomatica has not undertaken significant commercial activities in connection with the Commercialization Phase within […***…]

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[…***…] after the Effective Date. The Corn Processing Agreement would become effective at such time as Genomatica or any joint venture or other Person in which Genomatica has an economic interest determines to enter into an arrangement for the purchase of dextrose for use in the commercialization of Bio-BDO produced using the Commercial Process in the first commercial facility in the Territory.

ARTICLE IV

COMMERCIALIZATION PHASE

4.1. Election to Participate in Commercialization Phase. Upon completion of the Demonstration Phase, provided that the Bio-BDO produced in the Demonstration Phase meets minimum standards of quality applicable to petroleum-based BDO, which specifications are described on Schedule 1.2.38, Genomatica may elect to initiate the Commercialization Phase by providing written notice to T&L. Genomatica will bear all expenses it incurs in the Commercialization Phase unless and until Genomatica and T&L enter into a Commercialization Agreement, in which event T&L will reimburse Genomatica for Genomatica’s expenses as set forth in the Commercialization Agreement. T&L shall provide Genomatica with written notice of whether or not T&L is electing to participate in the Commercialization Phase no later than the date that is the later of […***…] after the Effective Date and […***…], together with the details associated therewith (the “Election Period”). If T&L does not provide written notice to Genomatica by the expiration of the Election Period, T&L shall be deemed to have elected not to participate in the Commercialization Phase.

4.2. Negotiation of Commercialization Agreement.

4.2.1. In the event T&L elects to participate in the Commercialization Phase in accordance with Section 4.1, the Parties will negotiate in good faith the definitive agreements for the commercialization of Bio-BDO produced using the Commercial Process in the Territory (any such definitive agreement, a “Commercialization Agreement”), which agreements will incorporate the terms reflected in the Term Sheet and will be subject to the approval of each of the Parties in its sole discretion. The Commercialization Agreement shall provide that T&L will, upon execution, reimburse Genomatica for (a) 50% of the costs and expenses incurred by Genomatica in the performance of the Demonstration Phase, (b) […***…] of any capital expenditures not set forth in the Development Plan and not approved by the JDC that were made by Genomatica in the performance of the Demonstration Phase, and (c) 50% of the costs and expenses incurred by Genomatica in the performance of the Commercialization Phase prior to the effective date of the Commercialization Agreement […***…].

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4.2.2. If the Parties do not execute a Commercialization Agreement within the 90-day period immediately following the written notice from T&L of its election to participate in the Commercialization Phase in accordance with Section 4.1, or such longer period agreed in writing by the Parties (the “Negotiation Period”), then neither Party will have any further obligation to the other Party to negotiate or enter into a Commercialization Agreement; provided, however, that […***…]. Prior to T&L’s election and thereafter if either T&L does not elect to participate in the Commercialization Phase or the Parties do not enter into a Commercialization Agreement during the Negotiation Period, the Services Agreement (CP) will be effective in accordance with its terms.

4.3. Exclusivity Period. During the period from the delivery of written notice from T&L to Genomatica of T&L’s election to participate in the Commercialization Phase in accordance with Section 4.1 until the earlier to occur of (a) […***…] and (b) […***…] (“Exclusivity Period”), Genomatica will negotiate exclusively with T&L in good faith with respect to an agreement for the commercialization of Bio-BDO produced using the Commercial Process in the Territory (the “Potential Transaction”). During the Exclusivity Period, Genomatica agrees that it will not, and will not permit any of its Representatives on its behalf, to (i) […***…] with a Third Party, or (ii) […***…] with a Third Party; provided, that Genomatica shall have the right to […***…]. In addition, during the period from the Effective Date until the end of the Exclusivity Period (or earlier upon expiration of the Election Period if T&L does not elect to participate in the Commercialization Phase in accordance with Section 4.1), Genomatica agrees that it will not (A) […***…] or (B) […***…] with a Third Party; provided that nothing shall prevent Genomatica from […***…] as contemplated by this Section 4.3.

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4.4. Supply of Dextrose. If […***…] T&L shall supply such dextrose […***…] pursuant to the Corn Processing Agreement for a period of […***…] after the commissioning of the Commercial Facility related thereto, regardless of whether or not […***…].

ARTICLE V

GOVERNANCE OF THE JOINT DEVELOPMENT PROGRAM

5.1. Formation of JDC. Promptly following the Effective Date, the Parties shall form the JDC, and each Party will appoint two of its employees to serve on the JDC. The purpose of the JDC is to oversee, guide, and monitor the conduct of the Joint Development Program under the terms of this JDA. To ensure the success of the Joint Development Program, the JDC will meet regularly and at least quarterly to review the progress towards the objectives of the Joint Development Program. Such meetings may be held in person, or by any means of telecommunications or video conference, as the JDC members deem necessary or appropriate. The JDC will keep minutes of its meetings, including at a minimum who is in attendance, the subject matter discussed or considered, and any action taken. Decisions of the JDC will be made by unanimous approval, with the representatives of Genomatica collectively having one vote and the representatives of T&L collectively having one vote. If the JDC is unable to reach agreement on any matter properly before it, then either Party may, by written notice to the other Party, have such matter referred for resolution pursuant to Section 14.14.

5.2. Responsibilities of JDC. The JDC shall have the following responsibilities and authority:

(a)	to provide a means of communication between the Parties regarding the Joint Development Program;

(b)	subject to and within the parameters of the Development Plan, to monitor and oversee the implementation of the Development Plan;

(c)	to review and approve any amendments or modifications to the Development Plan; and

(d)	such other responsibilities as expressly assigned to the JDC under this JDA or by written agreement of the Parties.

5.3. Reservation of Rights. Matters outside the scope of the Joint Development Program and internal to each Party are not under the purview of the JDC. Such matters include but are not limited to internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions.

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However, the Parties agree to communicate with each other promptly on those matters which, while outside the scope of the Joint Development Program, nevertheless may reasonably be expected to affect the Joint Development Program.

5.4. Independent Contractors. Each party is an independent contractor and shall retain complete control and responsibility for its own operations and employees. Nothing in this JDA shall be construed to constitute either Party as a partner, agent or representative of the other Party. Neither Party shall have the right or authority to assume or create any obligation on behalf of or in the name of the other, or to bind the other in any manner whatsoever.

ARTICLE VI

ADDITIONAL OBLIGATIONS OF T&L

6.1. Supply of Storage Equipment and Instrumentation. Subject to payment under the Services Agreement (DP), during the Demonstration Phase and in accordance with the Demonstration Plan, T&L shall supply all equipment and instrumentation for the storing of ingredients and supplies, excluding dextrose, for the storing of crude and purified Bio-BDO, and for the storing and disposal of waste materials generated by the processes, provided that such storage and disposal are permissible under current T&L permits. The JDC will discuss the scope of storage and disposal of waste materials permissible under current T&L permits and whether any waste materials resulting from the Demonstration Phase would be outside the scope of such permits and, if so, alternatives for addressing storage and disposal of such waste materials. T&L will not be required to undertake storage and disposal of waste materials that are not permissible under current T&L permits, unless Genomatica agrees to pay for any increased costs of such storage and disposal, subject to reimbursement as may be set forth in the Commercialization Agreement if T&L and Genomatica enter into the Commercialization Agreement. T&L shall own all right, title and interest in and to any such equipment or instrumentation supplied by T&L.

6.2. Installation of Equipment and Instrumentation. Subject to payment under the Services Agreement (DP), during the Demonstration Phase and in accordance with the Development Plan, T&L shall install all equipment and instrumentation (including any Genomatica-supplied equipment or instrumentation) at the Facilities. The equipment and instrumentation, together with the Facilities, shall be accessible, upon reasonable prior notice, to Genomatica employees assigned to support the Joint Development Program.

6.3. Services. Subject to payment under the Services Agreement (DP), during the Demonstration Phase and in accordance with the Development Plan, T&L shall supply (i) technical and engineering services for the Facilities and (ii) employees to operate the Facilities.

6.4. Access to Information and Data. T&L shall provide Genomatica reasonable access to all Confidential Information, technical information, and data used during and data generated from the startup and operation of the Facilities.

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6.5. Provision of T&L Code of Conduct. T&L has provided to Genomatica T&L’s Code of Conduct in effect as of the Effective Date.

ARTICLE VII

ADDITIONAL OBLIGATIONS OF GENOMATICA

7.1. Supply of Materials. During the Demonstration Phase and in accordance with the Development Plan, Genomatica shall select and supply […***…] pursuant to this JDA.

7.2. Supply of Equipment and Instrumentation. Subject to reimbursement under the Commercialization Agreement (if applicable), during the Demonstration Phase and in accordance with the Development Plan, Genomatica shall supply all equipment and instrumentation required to be supplied by Genomatica under the Development Plan. The Genomatica-supplied equipment and instrumentation shall be installed at the Demonstration Facility. Genomatica shall own all right, title and interest in and to the […***…] supplied by Genomatica (the “Specified Equipment”), and T&L shall own all right, title and interest in and to […***…] (the “Other Equipment”). Maintenance and repair of the Specified Equipment and the Other Equipment shall be provided for in the Services Agreement (DP). If this JDA terminates and the Parties do not enter into a Commercialization Agreement, T&L will have thirty (30) days after the termination of this JDA to determine whether T&L desires to retain ownership of any Other Equipment. With respect to any Other Equipment that T&L elects to retain ownership of, Genomatica shall be entitled to a credit equal to […***…]% of the supply cost of such Other Equipment against any goods and/or services provided by T&L to Genomatica under any Services Agreement and/or the Corn Processing Agreement. Genomatica, at its sole cost and expense (including repair costs), shall remove from the Demonstration Facility within two months after the termination of this JDA any Specified Equipment and any Other Equipment which T&L elects not to retain ownership of, with Genomatica acquiring all of T&L’s right, title and interest in and to any such Other Equipment upon removal and payment in accordance with the foregoing. In the event that Genomatica does not remove any such Specified Equipment or Other Equipment within two months after the termination of this JDA, T&L shall have the right to remove such equipment and Genomatica shall promptly reimburse T&L for the cost of removal thereof.

7.3. Availability of Technical Employees. Genomatica shall make available such technical employees at the Facilities reasonably required by T&L to assist in the development of the Bioprocess as provided in the Development Plan. Genomatica shall cause its employees made available pursuant to this Section 7.3 to comply with T&L’s safety, health, and environmental policies and procedures and ethical guidelines while such employees are at the Facilities.

7.4. Compliance with T&L Code of Conduct. Genomatica acknowledges that it has read T&L’s Code of Conduct provided to Genomatica by T&L and that

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Genomatica shall comply with the standards, expectations and commitments from such Code of Conduct in connection with the performance of its obligations under this JDA.

7.5. Conduct of Test Market Evaluations. Genomatica shall conduct test market evaluations of the Bio-BDO produced by the Facilities and conduct end-use product testing […***…] (notwithstanding anything to the contrary set forth herein). Genomatica will share the results of all such testing with T&L. Genomatica will share with T&L all volume demand forecasts for Bio-BDO (by application). Such results and forecasts shall be Genomatica Confidential Information subject to Article X of this JDA.

7.6. Licenses. Subject to reimbursement under the Commercialization Agreement (if applicable), Genomatica will be responsible for obtaining any licenses to Third Party Intellectual Property for use in the production of Bio-BDO under this JDA and the Commercialization Agreement, as applicable.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1. Background Intellectual Property. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain the sole and exclusive owner of all right, title, and interest in and to its Background Intellectual Property, and that this JDA does not affect such ownership. Each Party acknowledges that it acquires no rights under this JDA to the other Party’s Background Intellectual Property other than the limited rights specifically granted in this JDA.

8.2. Process Intellectual Property. All Process Intellectual Property will be owned by […***…]. The Parties shall use commercially reasonable efforts to promptly disclose and jointly identify all Process Intellectual Property during the term of this JDA. […***…]. To the extent that […***…] has the right to practice and use the Process Intellectual Property outside the course of the Joint Development Program as provided in this JDA, […***…] shall have the exclusive right to apply for or register any patents and other Intellectual Property claiming or covering any inventions arising from such permitted practice or use of the Process Intellectual Property that are first conceived or reduced to practice solely by employees and/ or consultants of […***…] outside the course of the Joint Development Program.

8.3. JDA Intellectual Property. JDA Intellectual Property first conceived or reduced to practice solely by employees and/ or consultants of a Party shall be owned solely by such Party, and JDA Intellectual Property first conceived or reduced to practice

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jointly by employees and/or consultants […***…] shall have the exclusive right to apply for or register any patents and other proprietary protections with respect to the JDA Intellectual Property solely owned by […***…], including, for example, improvements, modifications, or uses of existing technology in different areas. The Parties through the JDC shall agree […***…], and shall cooperate in such activities, including sharing copies of filings with adequate time for review and comment by the other Party, and assembling inventorship information and data for filing such patent applications. Each Party shall have the right to use and practice, and grant licenses to use and practice, all jointly owned JDA Intellectual Property, without the consent of or any duty of accounting to the other Party provided that […***…]. To the extent that a Party has the right to practice and use the JDA Intellectual Property outside the course of the Joint Development Program as provided in this JDA, such Party shall have the exclusive right to apply for or register any patents and other Intellectual Property claiming or covering any inventions arising from such permitted practice or use of the JDA Intellectual Property that are first conceived or reduced to practice solely by employees and/ or consultants of that Party outside the course of the Joint Development Program.

8.4. Expenses for Jointly Owned JDA Intellectual Property. […***…] will bear all costs and expenses associated with the preparation, filing, prosecution, and maintenance of any patent applications or patents for […***…] unless and until Genomatica and T&L enter into a Commercialization Agreement, in which event […***…] as reflected in the Commercialization Agreement). No Party shall withdraw support for such jointly owned patent applications or discontinue maintenance of such jointly owned patents without first giving the other Party a meaningful opportunity to assume expenses thereof.

8.5. No Implied Licenses. No license or right is granted by implication or otherwise with respect to any patent application or patent except as may be specifically set forth in this JDA. T&L and Genomatica will promptly notify the other in writing if such Party (a) becomes aware of any Intellectual Property of a Third Party that would be infringed by the activities under the Joint Development Program, (b) receives a written claim or notice of infringement of any Intellectual Property of a Third Party related to the activities under the Joint Development Program or (c) is sued for infringement of any Intellectual Property of a Third Party as a result of the activities under the Joint Development Program.

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ARTICLE IX

GRANT OF RIGHTS

9.1. Limited License for Joint Development Program. Subject to the terms and conditions of this JDA, Genomatica hereby grants to T&L a non-exclusive, non-sublicensable (except to T&L’s Affiliates), royalty-free license to use Genomatica Intellectual Property directly relevant to the Joint Development Program within the Territory solely for purposes of performing T&L’s obligations under the Joint Development Program during the term of this JDA. Subject to the terms and conditions of this JDA, T&L hereby grants to Genomatica a non-exclusive, non-sublicensable, (except to Genomatica’s Affiliates), royalty-free license to use T&L Intellectual Property directly relevant to the Joint Development Program within the Territory solely for purposes of performing Genomatica’s obligations under the Joint Development Program during the term of this JDA. If a Party grants a sublicense of the license under this Section 9.1 to any of its Affiliates, such Party shall cause its Affiliates to comply with all obligations of such Party hereunder, including, without limitation, Articles VIII and X; provided that such Party shall at all times be fully responsible for the performance of such Affiliate.

9.2. Limited License for Other Activities. Subject to the terms and conditions of this JDA, Genomatica hereby grants to T&L a non-exclusive, royalty-free license to practice Process Intellectual Property and JDA Intellectual Property for the development, production, sale and distribution of materials or products other than BDO. T&L may grant sublicenses under such license to any Third Party with whom T&L or its Affiliate has a partnership, agreement or arrangement related to the development, production, sale or distribution of materials or products other than BDO; provided, that T&L may not grant sublicenses under such license to any Third Party for the production of materials or products listed on Schedule 9.2 at any time prior to the date that is […***…] after the Effective Date as listed on Schedule 9.2. If T&L grants a sublicense of the license under this Section 9.2, T&L shall cause its sublicensees to be bound by the obligations of T&L arising under this Article IX and Article X; provided that T&L shall be liable for any breach of such obligations by such sublicensee. Subject to the terms and conditions of this JDA, T&L hereby grants to Genomatica a non-exclusive, sublicensable, royalty-free license to practice JDA Intellectual Property for the development, production, sale and distribution of BDO and the development, production, sale and distribution of materials or products other than BDO. If Genomatica grants a sublicense of the license under this Section 9.2, Genomatica shall cause its sublicensees to be bound by the obligations of Genomatica arising under this Article IX and Article X; provided that Genomatica shall be liable for any breach of such obligations by such sublicensee.

9.3. Reservation of Rights to Intellectual Property. T&L reserves all rights under the T&L Intellectual Property, subject only to the license granted to Genomatica in Sections 9.1 and 9.2, and Genomatica reserves all rights under the Genomatica Intellectual Property, subject only to the licenses granted to T&L in Sections 9.1 and 9.2. Notwithstanding anything to the contrary in this JDA, the Parties acknowledge and agree

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that general knowledge about operation of the Facilities learned or observed in the course of the Joint Development Agreement may be used by either Party.

9.4. Mutual Agreements. T&L agrees not to practice the Genomatica Intellectual Property and the JDA Intellectual Property developed jointly by the Parties, and Genomatica agrees not to practice the T&L Intellectual Property and the JDA Intellectual Property developed jointly by the Parties, in each case except as expressly permitted in this JDA or other written agreement between the Parties.

9.5. No Use of Names. Except as otherwise provided herein, no right, express or implied, is granted by this JDA to use in any manner the name “T&L” or “Genomatica” or any other trademark, service mark, or trade name of the other Party in connection with the performance of this JDA.

ARTICLE X

CONFIDENTIAL INFORMATION

10.1. Confidentiality. Each Party (in such capacity, the “receiving Party”) agrees to maintain the confidentiality of, and not disclose to any other Person, all Confidential Information of the other Party (in such capacity, the “disclosing Party”) and not to use the Confidential Information of the other Party except for the purposes of this JDA or pursuant to the terms of a Commercialization Agreement, in each case for […***…] years from the Effective Date of this JDA. The obligation of confidentiality, nondisclosure and nonuse shall not apply to Confidential Information which:

(a)	is or becomes public through no fault of the receiving Party;

(b)	is known by the receiving Party at the time of disclosure as shown by prior written records;

(c)	is disclosed to the receiving Party by a Third Party entitled to disclose it without obligation of confidentiality, or

(d)	is independently developed by the receiving Party.

10.2. Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party:

(a)	to its own employees or consultants who are subject to binding obligations concerning confidential information and inventions, to the extent such disclosure is reasonably necessary in connection with the activities contemplated by this JDA, provided that the disclosing Party shall be responsible for any breach thereof by its own employees or consultants;

(b)	to the extent such disclosure is reasonably necessary for filing or prosecuting patents as expressly permitted by Article VIII; or

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(c) to the extent such disclosure is reasonably necessary for prosecuting or defending litigation or complying with applicable laws, rules or governmental regulations, provided that in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this clause (c), it shall, except where impracticable or not permitted by Law, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts, at the cost of the other Party, to secure confidential treatment of such information.

10.3. Permitted Disclosure of Material Terms of this JDA. A Party shall have the right to disclose the material terms of this JDA (a) to any Person retained by such Party to perform legal, accounting, engineering or similar services and who have a need to know such terms in order to provide such services and (b) to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided that any such Person or Third Party is bound to confidentiality obligations consistent in all material respects with the terms of this Article X.

10.4. Publicity. In any event, each Party agrees to take all reasonable action to avoid disclosure of the other Party’s Confidential Information hereunder. Promptly following the Effective Date, the Parties will coordinate issuing a press release concerning this JDA (which may be a joint press release or separate press releases by each Party), subject to mutual agreement of the Parties on the content of such press release. If either Party desires to, or is required by Law or stock exchange requirements to, make a public announcement concerning this JDA or the subject matter hereof after such initial press release, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and comment.

10.5. JDA Terms Are Confidential Information of Both Parties. Except for public statements agreed to by the Parties or for disclosures that are in the reasonable judgment of a Party required by Law or stock exchange listing requirements, the Parties agree that the existence, material terms, and the subject matter of this JDA shall be considered Confidential Information of both Parties.

10.6. Equitable Remedies. Each Party acknowledges and agrees that the other Party’s remedies at law for breach or threatened breach of any of the provisions of this Article X would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to other remedies to which it may be entitled, the other Party will be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction without the necessity of posting bond, or any other equitable remedy which may then be available; provided, that nothing herein contained will be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from such breaching Party.

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ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1. Representations and Warranties of Genomatica. Genomatica represents and warrants to T&L as of the Effective Date that:

(a) Genomatica is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Genomatica has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) Genomatica has all requisite power and authority to execute and deliver this JDA and to perform its obligations hereunder. The execution and delivery of this JDA by Genomatica and the performance by Genomatica of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Genomatica. This JDA has been duly and validly executed and delivered by Genomatica and, assuming the due authorization, execution and delivery by T&L, constitutes a valid and binding obligation of Genomatica enforceable against Genomatica in accordance with its terms.

(c) The execution and delivery of this JDA by Genomatica and the performance by Genomatica of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of Genomatica, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which Genomatica is a party or by which Genomatica is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any Genomatica Intellectual Property, or (iv) violate any Law applicable to Genomatica.

(d) There is no action, suit, proceeding, claim, or investigation pending or threatened against Genomatica, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict the ability of Genomatica to perform its obligations hereunder. Genomatica knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) Genomatica is the exclusive owner of the Background Intellectual Property included in the Genomatica Intellectual Property, and it has the right to grant T&L the limited license under Section 9.1 without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

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(f) The Background Intellectual Property included in the Genomatica Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Intellectual Property in the Bio-BDO Field, and none of the Background Intellectual Property included in the Genomatica Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) Genomatica is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Background Intellectual Property included in the Genomatica Intellectual Property.

(h) Genomatica is not aware of any valid Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Background Intellectual Property included in the Genomatica Intellectual Property in the performance of the Joint Development Program pursuant to this JDA.

(i) Genomatica has and will continue to have the legal power to extend the rights granted to T&L in this JDA with respect to Process Intellectual Property and JDA Intellectual Property owned by Genomatica, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

(j) Genomatica has, and will through the term of this JDA, cause its employees who work on the Joint Development Program to disclose to it inventions within the scope of JDA Intellectual Property or Process Intellectual Property and to assign to it rights in such inventions, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Section 11.1(j) will not constitute a breach of this JDA.

11.2. Representations and Warranties of T&L. T&L represents and warrants to Genomatica as of the Effective Date that:

(a) T&L is a corporation validly existing and in good standing under the laws of the State of Delaware. T&L has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it.

(b) T&L has all requisite power and authority to execute and deliver this JDA and to perform its obligations hereunder. The execution and delivery of this JDA by T&L and the performance by T&L of its obligations hereunder have been duly and validly authorized by all necessary action on the part of T&L. This JDA has been duly and validly executed and delivered by T&L and, assuming the

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due authorization, execution and delivery by Genomatica, constitutes a valid and binding obligation of T&L enforceable against T&L in accordance with its terms.

(c) The execution and delivery of this JDA by T&L and the performance by T&L of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of T&L, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or arrangement (written or oral), franchise or permit to which T&L is a party or by which T&L is bound, (iii) result in the imposition of any lien, claim, charge or encumbrance upon any T&L Intellectual Property, or (iv) violate any Law applicable to T&L.

(d) There is no action, suit, proceeding, or material claim or investigation pending or threatened against T&L, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict T&L’s ability to perform its obligations hereunder. T&L knows of no basis for any such action, suit, claim, investigation, or proceeding.

(e) T&L is the exclusive owner of the Background Intellectual Property included in the T&L Intellectual Property, and it has the right to grant Genomatica the limited license under Section 9.1 without conflict with the rights of any Third Party, or has secured all necessary and appropriate consents to license the same.

(f) The Background Intellectual Property included in the T&L Intellectual Property is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Background Intellectual Property in the Bio-BDO Field, and none of the Background Intellectual Property included in the T&L Intellectual Property is the current subject of any litigation, interference or opposition proceeding.

(g) T&L is unaware of any publications or activities (including, without limitation, patents, articles, and public uses or sales) by it or others, which could reasonably be expected to invalidate any claim(s) of any patent or patent application within the Background Intellectual Property included in the T&L Intellectual Property.

(h) T&L is not aware of any valid Third Party Intellectual Property that could reasonably be expected to be infringed or asserted to be infringed by practice of the Background Intellectual Property included in the Genomatica Intellectual Property in the performance of the Joint Development Program pursuant to this JDA.

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(i) T&L has and will continue to have the legal power to extend the rights granted to Genomatica in this JDA with respect to Process Intellectual Property and JDA Intellectual Property owned by T&L, and it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

(j) T&L has, and will through the term of this JDA, cause its employees who work on the Joint Development Program to disclose to it inventions within the scope of JDA Intellectual Property or Process Intellectual Property and to assign to it rights in such inventions, it being understood that if due care and diligence are used, any inadvertent failure to comply with this Section 11.2(j) will not constitute a breach of this JDA.

11.3. Notice of Developments. The Parties will give prompt written notice to each other of (a) any event or development causing a breach of any of their respective representations and warranties contained in this JDA, (b) any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder and (c) any event or development that, individually or in the aggregate, could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this JDA or the failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder. No disclosure by any Party pursuant to this Section 11.3, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant. During the term of this JDA, no Party shall take any action or agree to take any action, either orally or in writing, that could reasonably be expected to result in a breach of any of their respective representations and warranties contained in this JDA or any failure to comply with or satisfy any covenant or agreement to be complied with by such Party hereunder.

11.4. DISCLAIMER OF WARRANTIES. Except as specifically provided in this Article XI, each Party disclaims all warranties of any kind, express or implied, to the fullest extent permitted by Law, including but not limited to the implied warranties of merchantability, fitness for particular purpose and noninfringement. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE SUCCESS OF THE JOINT DEVELOPMENT PROGRAM OR THE USEFULNESS OF ANY BACKGROUND INTELLECTUAL PROPERTY, PROCESS INTELLECTUAL PROPERTY OR JDA INTELLECTUAL PROPERTY.

ARTICLE XII

INDEMNIFICATION

12.1. Indemnification by Genomatica. Genomatica shall indemnify, defend, and hold harmless T&L and its Representatives from and against any and all damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorneys’ fees and court costs (collectively, “Damages”), incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from any breach of any representation, warranty, covenant or agreement of Genomatica herein

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or (b) any Third Party claims that the practice of the Background Intellectual Property included in the Genomatica Intellectual Property in the performance of the Joint Development Program pursuant to this JDA infringes Intellectual Property of such Third Party.

12.2. Indemnification by T&L. T&L shall indemnify, defend, and hold harmless Genomatica and its Representatives from and against any and all Damages incurred by any of them as a result of (a) any Third Party claims, actions, suits or proceedings arising from any breach of any representation, warranty, covenant or agreement of T&L herein or (b) any Third Party claims that the practice of the Background Intellectual Property included in the T&L Intellectual Property in the performance of the Joint Development Program pursuant to this JDA infringes Intellectual Property of such Third Party.

12.3. Control of Defense. Except as specifically provided in this section, any Person entitled to indemnification under this Article XII shall give written notice to the indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such claims.

12.4. Remedies. No remedy set forth in this JDA is intended to be exclusive of any other remedy. Each remedy shall be in addition to every other remedy provided hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

ARTICLE XIII

TERM AND TERMINATION

13.1. Termination by the Parties. This JDA may be terminated:

(a) by mutual written consent of T&L and Genomatica;

(b) by Genomatica in the event T&L has breached in any material respect any representation, warranty, covenant or agreement of T&L contained in this JDA, Genomatica has notified T&L of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(c) by T&L in the event Genomatica has breached in any material respect any representation, warranty, covenant or agreement of Genomatica contained in this JDA, T&L has notified Genomatica of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

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(d) by T&L in the event Genomatica has not notified T&L in writing by March 15, 2012 that Genomatica is electing to proceed to the Demonstration Phase; or

(e) by T&L in the event Genomatica has not notified T&L in writing by September 15, 2013 that Genomatica is electing to proceed to the Commercialization Phase.

Any termination of this JDA pursuant to Section 13.1 shall be effective upon the delivery of written notice of the terminating Party to the other Party.

13.2. Automatic Termination. This JDA shall automatically terminate, unless the Parties agree otherwise, upon:

(a) the date that Genomatica provides T&L with written notice that Genomatica is electing not to proceed to either the Demonstration Phase or the Commercialization Phase;

(b) the date that T&L provides Genomatica with written notice that T&L is electing not to proceed to the Commercialization Phase;

(c) the expiration of the Election Period if T&L does not provide Genomatica with written notice prior to the end of the Election Period that T&L is electing to participate in the Commercialization Phase;

(d) the expiration of the Negotiation Period if the Parties have not entered into a Commercialization Agreement during the Negotiation Period;

(e) the date that the Services Agreement (DP) terminates; or

(f) the date on which the Parties enter into a Commercialization Agreement.

13.3. Effect of Termination. Upon termination of this JDA pursuant to this Article XIII, all rights and obligations of the Parties under this JDA shall terminate, except as provided in this Section 13.3. Termination of this JDA shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any expiration or termination of this JDA preclude either Party from pursuing all rights and remedies it may have under this JDA, at law or in equity, with respect to breach of this JDA. The provisions set forth in Sections 4.2.2, 7.2, 9.2, 9.3, 9.4, 9.5, 11.4 and 13.3 and Articles I, VIII, X, XII and XIV shall remain in full force and effect and survive any termination of this JDA. The provisions set forth in Section 4.4 shall remain in full force and effect and survive any termination of this JDA, other than any termination by Genomatica pursuant to Section 13.1(b). For a period of […***…] after the termination of this JDA (other than in the event of termination of this JDA (a) by Genomatica pursuant to Section 13.1(b), (b) pursuant to Section 13.2(b) or (c), or (c) pursuant to Section 13.2(d), which will be governed by Section 4.2.2), Genomatica

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will not enter into an agreement for the commercialization of Bio-BDO produced using the Commercial Process in the Territory with any Third Party that is a supplier of dextrose, unless Genomatica proposes such terms to T&L and T&L does not accept such terms by written notice to Genomatica within sixty (60) days after notice of such terms from Genomatica.

ARTICLE XIV

GENERAL TERMS

14.1. Non-Solicitation. During the term of this JDA and for a period of […***…] after the termination of this JDA, unless otherwise agreed to by the Parties, each Party agrees that it will not and will not permit its Affiliates to directly or indirectly solicit for employment or consulting any employee of the other Party or its Affiliates; provided that in no event will listing or advertising any employee or consultant position in any publicly available source or hiring or engaging any person who contacts a Party or its Affiliate based upon such listing or advertisement be a breach of this Section 14.1.

14.2. Force Majeure. The Parties shall be exempt from liability in respect of any failure to perform their obligations under this JDA due to circumstances beyond their reasonable control, including but not limited to those arising from: (a) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers, (b) inability to procure raw materials (other than dextrose) due to shortages of raw materials, or (c) prevention from or hindrance in obtaining energy or other utilities. The Party so affected shall give written notice to the other Party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. Should the event(s) of force majeure suffered by a Party extend beyond a three (3)-month period, the other Party may then terminate this JDA by written notice to the non-performing Party, with the consequences of such termination as set forth in Section 13.3.

14.3. Notices. Except as expressly set forth to the contrary in this JDA, all notices, requests, or consents provided for or permitted to be given under this JDA must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this JDA is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party must be sent to or made at the following addresses (or such other address as that a Party may specify by notice to the other Party).

If to T&L:	Tate & Lyle Ingredients Americas, Inc.
2200 East Eldorado Street
Decatur, IL 62521
Attention: General Counsel
Facsimile: (217) 421-4728

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with a copy to:	Tate & Lyle Ingredients Americas, Inc.
2200 East Eldorado Street
Decatur, IL 62521
Attention: President
Facsimile: (217) 421-4765

If to Genomatica, to:	Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Attention: Chief Technology Officer
Facsimile: (858) 824-1772

with a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Kay Chandler
Facsimile: (858) 550-6420

Whenever any notice is required to be given by law or this JDA, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.4. Entire Agreement; Superseded. This JDA, together with the Exhibits hereto, constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior contracts or agreements with respect to the development of a process for Bio BDO, whether oral or written, including the NDA.

14.5. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party. Failure on the part of a Party to complain of any act of any Party or to declare the other Party in default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

14.6. Amendment or Modification. This JDA may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties to, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this JDA, and similarly may be waived only by a written instrument duly executed by the waiving Party.

14.7. Binding Act. This JDA is binding on and inures to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.

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14.8. Governing Law. THIS JDA IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS JDA TO THE LAW OF ANOTHER JURISDICTION.

14.9. Severability. If any provision of this JDA or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this JDA and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

14.10. Further Assurances. In connection with this JDA and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this JDA and those transactions.

14.11. No Third Party Beneficiaries. The provisions hereof are solely for the benefit of the Parties and are not intended to, and shall not be construed to, confer a right or benefit on any other Person.

14.12. Counterparts. This JDA may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

14.13. Assignability. Unless expressly provided otherwise in this JDA, no Party shall have the right to assign or otherwise transfer its rights or obligations under this JDA, except with the written consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s consent, assign or otherwise transfer its rights or obligations under this JDA to (a) a successor in interest to all or substantially all of the business of such Party to which this JDA relates, whether by merger, sale of stock, sale of assets or otherwise, or (ii) any Affiliate. In the event of any assignment of this JDA by a Party to an Affiliate pursuant to this Section 14.13, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such rights and obligations by such Affiliate. Any assignment of this JDA in contravention of this Section 14.13 shall be null and void.

14.14. Resolutions of Disputes.

(a) The Parties will use commercially reasonable efforts to resolve any dispute through good faith negotiations. If within […***…] of any dispute being notified to the other Party the dispute has not been satisfactorily concluded, then unless otherwise agreed, the Parties shall refer the dispute to the President of T&L and the Chief Executive Officer of Genomatica. If within […***…] of the dispute being referred to the individuals referenced in the prior sentence the dispute has not been satisfactorily concluded,

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then either Party may (but is not required to) refer the dispute for resolution pursuant to Section 14.14(b).

(b) Following negotiations pursuant to Section 14.14(a), any remaining dispute, controversy, or claim arising under, out of or relating to this JDA (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be finally determined by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, as in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of three (3) mutually acceptable arbitrators. The place of arbitration shall be […***…]. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

14.15. Headings and Recitals. The headings and recitals used herein are for ease of reference and information and do not affect the interpretation of the Article to which they relate or the interpretation of this JDA in any other respect.

14.16. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability and damages will not apply and nothing in this JDA shall affect either Party’s liability for breach of any obligation specified in Article X or either Party’s indemnification obligations under Article XII.

[signature page follows]

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IN WITNESS WHEREOF, the Parties caused this Joint Development Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date.

TATE & LYLE INGREDIENTS AMERICAS, INC.

By:	/s/ Matt Wineinger
Title:	President

GENOMATICA, INC.

By:	/s/ William Baum
Title:	Executive Chairman

SIGNATURE PAGE TO JOINT DEVELOPMENT AGREEMENT

Schedule 1.2.18

Development Plan

BDO Demonstration Development Plan

This document presents a Demonstration Development Plan aimed at establishing an integrated process for the production of 1,4-butanediol (BDO) from corn wet mill dextrose. […***…].

This program is sub-divided in two work phases based on scale:

1.) Lab scale (2-50 L)

2.) Demonstration scale (13,000-15,000 L)

Details associated with […***…]. Tasks, activities, timelines, responsibilities, milestones, requirements (feedstock, resources, capital), and deliverables are outlined below in a development plan […***…].

This plan is a living document that will be modified as needed to satisfy program requirements.

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1,4-Butanediol

1,4-Butanediol (BDO) is a major commodity chemical that currently is manufactured exclusively through various petrochemical routes requiring feedstocks such as acetylene, butane, propylene, and butadiene. The demand for BDO stems largely from its use as an intermediate for the production of over 2.5 million tons of PBT plastic resins, polyurethane thermoplastics, co-polyester ethers, and spandex fibers. Given the importance of BDO as a chemical intermediate and the issues associated with petroleum feedstocks, alternative low-cost renewable routes from sugars have been sought. Genomatica has engineered the first direct routes to BDO in E. coli and has developed a preliminary process for the production and recovery of BDO from renewable carbohydrate feedstocks. This process has been demonstrated at both lab (2-30 L) and pilot (3000 L) scales and work continues […***…].

Program Objectives

The main program objective is to develop, scale-up, and confirm consistent performance of a robust process for the production BDO at demonstration scale (13,000-15,000 L). These studies will provide all data and capital equipment designs required for creating an engineering package and constructing a manufacturing facility for conversion of corn wet mill dextrose to BDO.

A work plan for scale-up and development of a “commercial ready” process and details associated with a full BDO demonstration development program are provided below. […***…]

[…***…]

[…***…]

[…***…]

[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

Work Plan – Tasks, Activities, Responsibilities

A preliminary Work Plan is shown below and includes a list of major tasks, activities, timelines, and responsibilities at the two phases of development: Lab Scale (2-50 L) and Demo Scale (13,000 L).

Lab Scale – Process Development (2-50 L)

[…***…]

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[…***…]

9.	***Confidential Treatment Requested

[…***…]

Demo Scale Development (13,000 L)

[…***…]

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[…***…]

11.	***Confidential Treatment Requested

[…***…]

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[…***…]

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[…***…]

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[…***…]

15.	***Confidential Treatment Requested

[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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Schedule 1.2.24

[…***…]

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Schedule 1.2.38

Polymer-grade Specifications

[…***…]

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[…***…]

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Schedule 3.4

Form of Corn Processing Agreement

CORN PROCESSING AGREEMENT

This Corn Processing Agreement (the “Agreement”) is entered into as of the     day of                     , between Tate & Lyle Ingredients Americas, Inc., with its principal place of business in Decatur, Illinois (hereinafter “Tate & Lyle”), and Genomatica, Inc. with its principal place of business in “San Diego, California” (hereinafter “Customer”).

WITNESSETH THAT:

WHEREAS, Tate & Lyle owns corn wet milling plants in Lafayette, Indiana, and Loudon, Tennessee, which process corn into […***…] is hereinafter referred to as “corn sweetener”;

WHEREAS, Customer and Tate & Lyle entered into a Joint Development Agreement dated as of March     , 2011 (as may be amended in accordance with its terms, the “JDA”), and capitalized terms used but not otherwise defined in this Agreement shall have the meanings given such terms in the JDA;

WHEREAS, Customer wishes to have Tate & Lyle process corn into corn sweetener and wishes to purchase from Tate & Lyle the corn sweetener resulting therefrom, and Tate & Lyle wishes to do so, in each case for use in the commercialization of Bio-BDO produced using the Commercial Process in the first commercial facility in the Territory;

NOW, THEREFORE, in consideration of the premises and the mutual obligations contained herein, the parties agree as follows:

I.	[…***…]

[…***…] and are an integral part of this Agreement.

II.	Confidentiality

Tate & Lyle and Customer agree that the terms of this Agreement, and the corn sweetener prices that result from this Agreement are and shall remain confidential and, except as herein provided, will not be disclosed to any individual or organization during the term of this Agreement. Furthermore,

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Tate & Lyle and Customer each agree to control information within their respective organizations concerning all aspects of this Agreement. Nothing herein shall be deemed to prohibit such disclosures with respect to information that is now or hereafter becomes part of the public domain through no fault of the party disclosing such information. Notwithstanding the foregoing, (i) Customer may disclose the terms of this Agreement and the corn sweetener prices that result from this Agreement to any joint venture or other Person in which Customer has an economic interest which is involved in the commercialization of Bio-BDO produced using the Commercial Process in the first commercial facility in the Territory, provided that (A) in advance of any such disclosure, Customer notifies Tate & Lyle of the name of any such joint venture partner or other Person and (B) any such Person is bound by confidentiality obligations consistent in all material respects with the terms of this Agreement that can be enforced by Tate & Lyle; (ii) either party may disclose the existence, material terms, and the subject matter of this Agreement to the extent such disclosure is, in the reasonable judgment of a party, required by Law or stock exchange listing requirements, and (iii) either party may disclose the terms of this Agreement and the corn sweetener prices that result from this Agreement:

(a) to its own employees or consultants who are subject to binding obligations concerning confidential information and inventions, to the extent such disclosure is reasonably necessary in connection with the activities contemplated by the JDA or this Agreement, provided that such party shall be responsible for any breach thereof by its own employees or consultants;

(b) to the extent such disclosure is reasonably necessary for prosecuting or defending litigation or complying with applicable laws, rules or governmental regulations, provided that in the event a party is required to make a disclosure of such information pursuant to this clause (b), it shall, except where impracticable or not permitted by Law, give reasonable advance notice to the other party of such disclosure and use commercially reasonable efforts, at the cost of such other party, to secure confidential treatment of such information;

(c) to any Person retained by such party to perform legal, accounting, engineering or similar services and who have a need to know such terms in order to provide such services, provided that any such Person is bound to confidentiality obligations consistent in all material respects with the terms of this Agreement; and

(d) to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided that any such Third Party is bound to confidentiality obligations consistent in all material respects with the terms of this Agreement.

III.	Warranties: Limitation of Warranty

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All corn sweeteners sold by Tate & Lyle pursuant to this Agreement shall conform with the respective specifications thereof attached to this Agreement as Schedule B (“Specifications”). All corn sweeteners shall not be adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act (the “Act”) nor articles which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce. TATE & LYLE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR ADEQUACY FOR ANY PARTICULAR RECIPE.

IV.	Limitation of Remedy and Liability

Upon request of Customer, Tate & Lyle will provide a certificate of analysis with all corn sweeteners delivered hereunder. Customer or its agent will examine and inspect all corn sweeteners delivered hereunder promptly upon receipt and give prompt notice to Tate & Lyle of any defect or discrepancy from the Specifications and/or nonconforming delivery. Tate & Lyle shall remedy any such defect or discrepancy by prompt replacement of any corn sweeteners promptly and properly rejected by Customer. The replacement remedy set forth above is Customer’s exclusive remedy, except that Customer shall have the right to terminate this Agreement as provided in Section XII below. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER ARISING IN CONTRACT, IN TORT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF BUSINESS AND/OR LOSS OF REPUTATION.

V.	Force Majeure

The parties shall be exempt from liability in respect of any failure to perform their obligations under this Agreement due to circumstances beyond their reasonable control, including but not limited to those arising from: (a) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers, (b) inability to procure raw materials due to shortages of raw materials, or (c) prevention from or hindrance in obtaining energy or other utilities. The party so affected shall give written notice to the other party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. If for any of the foregoing reasons beyond its reasonable control, Tate & Lyle is unable to supply the total demand for processing of corn sweeteners, Tate & Lyle shall allocate its available processing and supply for each plant among all of its customers in an

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equitable manner. If Tate & Lyle is unable to deliver or make available for delivery quantities specified hereunder while a force majeure condition is in effect, Customer shall have the option to either cancel all or any part of the undelivered contract quantity affected by the force majeure event during such a force majeure period, or take delivery of such volume on a later basis at such time as Tate & Lyle is able to perform; however, at all times […***…] is and remains financially and otherwise responsible for […***…] purchased, and […***…] under this Agreement. Should the event(s) of force majeure suffered by Tate & Lyle extend beyond a […***…], Customer may then terminate this Agreement by written notice to Tate & Lyle.

VI.	Assignment

Unless expressly provided otherwise in this Agreement, neither Tate & Lyle nor Customer shall have the right to assign or otherwise transfer its rights or obligations under this Agreement, except with the written consent of the other party, not to be unreasonably withheld or delayed; provided, however, that a party may, without the other party’s consent, assign or otherwise transfer its rights or obligations under this Agreement to (a) a successor in interest to all or substantially all of the business of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (b) any direct or indirect subsidiary of the assigning party, any corporation which owns more than 50% of the stock of the assigning party, or any corporation 50% or more of the stock of which is owned by common parent corporation. In the event of any assignment of this Agreement by a party pursuant to subsection (b) of the prior sentence, the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such rights and obligations by the assignee of this Agreement. Any assignment of this Agreement in contravention of this Section VI shall be null and void. In addition, Tate & Lyle may assign this Agreement in whole or in part to any entity which buys or leases all or part of Tate & Lyle’s facilities dedicated to the manufacture of corn sweeteners or a transfer of all or a portion of Tate & Lyle’s assets dedicated to the manufacture of corn sweeteners, whether by sale of assets or stock, merger, operation of law or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, Tate & Lyle, Customer and their respective successors and assigns.

VII.	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall

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become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

VIII.	Entire Agreement

This Agreement and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

IX.	Amendments and Waivers

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Tate & Lyle may waive compliance by Customer or Customer may waive compliance by Tate & Lyle with any term or provision of this Agreement on the part of such party to be performed or complied with, but only by an instrument in writing signed by the party that is waiving compliance. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

X.	Notices

Notices required or given under the terms of this Agreement shall be deemed to have been duly given upon delivery in person or by facsimile transmission or upon receipt if delivered by courier service or by U.S. mail, first class postage prepaid, as follows:

Tate & Lyle Ingredients Americas, Inc.
2200 East Eldorado Street
Decatur, Illinois 62525
Attention: General Counsel
Facsimile: (217) 421-4728

Copy to:	Tate & Lyle Ingredients Americas, Inc.
2200 East Eldorado Street
Decatur, Illinois 62525
Attention: Vice President Sweetener Sales
Facsimile:

Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Attention: Chief Technology Officer
Facsimile: (858) 824-1772

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XI.	Applicable Law

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

XII.	Termination

This Agreement may be terminated:

(a)	by mutual written consent of Tate & Lyle and Customer;

(b)	by Customer in the event Tate & Lyle has breached in any material respect any representation, warranty, covenant or agreement of Tate & Lyle contained in this Agreement, Customer has notified Tate & Lyle of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

(c)	by Tate & Lyle in the event Customer has breached in any material respect any representation, warranty, covenant or agreement of Customer contained in this Agreement, Tate & Lyle has notified Customer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

XII.	Scope of Agreement

This Agreement shall apply only to the supply of corn sweetener for use in production of Bio-BDO using the Commercial Process in the first commercial facility in the Territory.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TATE & LYLE INGREDIENTS AMERICAS, INC.

By

Its

GENOMATICA, INC.

By

Its

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Schedule A

Corn Sweetener […***…]

I.	Quantity

A. […***…]

B. Corn Sweetener                    […***…]

[…***…]

[…***…]

II.	Term of Agreement

This Agreement shall be for a period of five (5) years after commencement of this Agreement in accordance with Section 3.4 of the Joint Development Agreement dated as of March     , 2011 by and between Customer and Tate & Lyle, unless earlier terminated as provided in Section XII of this Agreement.

III.	Pricing Formula for Net Plant Corn Sweetener Price

A. Pricing Formula

[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

IV.	Products

This Agreement covers the purchase of Corn Sweetener.

V.	Distribution Charges

Distribution charges for product received at a location other than the Tate & Lyle production facility will be based upon actual costs to Tate & Lyle, and are subject to quarterly review and revision prior to the beginning of each quarter.

VI.	Payment Terms

Payment will be due within 30 days of date of invoice. “Net 30 Days”

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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[…***…]

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Schedule 4.1

Activities to be Completed by Genomatica

With respect to the Commercial Facility:

[…***…]

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Schedule 9.2

Limited Materials/Products

Chemical	Number of years following [...***...] that T&L limitation on sublicense applies
[...***...]	[…***…]
[...***...]	[…***…]

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